For period ending June 30, 2009                                    Exhibit 77Q1

File number 811-6173

UBS MUNICIPAL MONEY MARKET SERIES

CERTIFICATE OF VICE PRESIDENT AND ASSISTANT SECRETARY FOR BOARD RESOLUTIONS APPROVING BYLAW AMENDMENTS

        I, Keith A. Weller, Vice President and Assistant Secretary of UBS Municipal Money Market Series (the Trust), hereby certify that, at a duly convened meeting of the Board of Trustees (Board) held on May 6, 2009, the Board duly and unanimously approved the following preambles and resolution:


        WHEREAS, the Nominating and Corporate Governance Committee of the Board has recommended to the full Board changes to the retirement policy to permit the Board to waive the mandatory retirement age of 75 for a specified period of time past that age; and

        WHEREAS, the Board has accepted the Nominating and Corporate Governance Committees recommendation and has determined that it is in the best interest of the Trust to change the Boards retirement policy;

	NOW, THEREFORE, BE IT

        RESOLVED, that pursuant to the relevant section of the Trusts Bylaws, as amended (the Bylaws), concerning amendments to the Trusts Bylaws, Article II, Section 12 of the Trusts Bylaws be, and it hereby is, amended to read as follows:

Section 12. Retirement of Trustees. Each Trustee who has attained the age of seventy-five (75) years shall retire from service as a Trustee on the last day of the month in which he or she attains such age. Notwithstanding anything in this Section, (i) a Trustee may retire at any time as provided for in the governing instrument of the Trust and (ii) the Board of Trustees, in its discretion, may waive the application of the foregoing retirement age with respect to any Trustee for a specified period of time past that age.

IN WITNESS WHEREOF, I have signed this certificate as of the 25th day of June, 2009.

UBS MUNICIPAL MONEY MARKET SERIES


By:	/s/Keith A. Weller
Name:	Keith A. Weller
Title:	Vice President and Assistant Secretary

New York, New York (ss)

Subscribed and sworn to before me
on this 25th day of June, 2009.


/s/Cathleen Crandall
Notary Public